EXHIBIT J


           DEPARTMENT OF JUSTICE REQUESTS MORE INFORMATION ON AMERICAN
                   GREETINGS' ACQUISITION OF GIBSON GREETINGS


Cleveland, OH -- December 17, 1999 -- American Greetings (NYSE: AM) and Gibson Greetings (Nasdaq: GIBG) today announced that they have received a request for additional information from the Antitrust Division of the Department of Justice ("DOJ") in connection with the proposed acquisition of Gibson Greetings by American Greetings.

American Greetings and Gibson Greetings noted that such a request is not unusual in these circumstances. The companies will work expeditiously to respond to and cooperate with the DOJ's request.

American Greetings' tender offer for Gibson Greetings is currently scheduled to expire on January 5, 2000. If necessary, American Greetings will extend the tender offer as appropriate.

The information agent for the offer is Corporate Investor Communications, Inc. Questions about the offer may be addressed to them at 877-842-2411.

American Greetings is the world's largest publicly held creator, manufacturer and distributor of greeting cards and social expression products. With headquarters in Cleveland, Ohio, American Greetings employs more than 21,000 associates around the world and has one of the largest creative studios in the world. For more information on American Greetings, visit our site on the World Wide Web at www.americangreetings.com.

Gibson Greetings, Inc., an industry innovator in the greeting card business, is pursuing a strategy of marketing relationship-fostering products that provide strong entertainment value. Gibson distributes more than 24,000 individual relationship communication products (over 5,000 new products last year), including greeting cards, gift wrap, party goods and licensed products. E-mail greetings featuring Gibson content are available through the Egreetings Network (www.egreetings.com), in which Gibson holds a minority equity interest. Gibson cards are also available through the Internet from Sparks.com (www.sparks.com), a leading online provider of greeting cards. For more information on Gibson Greetings, please visit our web site at www.gibsongreetings.com.


Contact:
--------

Dale A. Cable                               Jim King
Vice President, Treasurer                   Manager, Investor & Media Relations
American Greetings Corporation              American Greetings Corporation
(216) 252-7300                              (216) 252-4864

Adam Friedman                               James T. Wilson
Adam Friedman Associates                    Chief Financial Officer
(212) 391-7596                              Gibson Greetings, Inc.
adam@adam-friedman.com                      (606) 815-6000


                                      # # #